EXHIBIT 99.1

BOSTON COMMUNICATIONS GROUP, INC. ANNOUNCES

ACCELERATED VESTING OF CERTAIN UNDERWATER STOCK OPTIONS

BEDFORD, MA, March 18, 2005 — Boston Communications Group Inc. (NASDAQ: BCGI), today announced that on March 17, 2005 the Company accelerated the vesting of certain unvested stock options. These stock options were awarded to employees, officers and directors under the Company’s 2000 Stock Option Plan and 2004 Stock Incentive Option Plan and had exercise prices that were greater than $7.75. Options to purchase 866,331 shares of bcgi Common Stock became exercisable immediately as a result of the vesting acceleration. The accelerated vesting includes 310,496 options to purchase shares of bcgi Common Stock held by directors and executive officers. The exercise prices and number of shares subject to the accelerated options were unchanged. The closing sales price of bcgi stock on the Nasdaq National Market on March 17, 2005 was $6.95.

“Under the recently issued Financial Accounting Standard Board Statement No. 123R, “Share-Based Payment” bcgi will be required to apply the expense recognition provisions under FAS 123R beginning July 1, 2005. The Company believes that accelerating the vesting on stock options that have exercise prices in excess of current market prices will reduce the Company’s compensation expense in future periods and not result in a charge in the current period. We believe this is a prudent decision and in the best interest of the Company and our shareholders,” stated E.Y. Snowden, Boston Communications Group Inc. President and CEO.

About Boston Communications Group, Inc.

Boston Communications Group, Inc. develops products and services that enable wireless operators to fully realize the potential of their networks. bcgi’s access management, billing, payment and network solutions help operators rapidly deploy and manage innovative voice and data services for subscribers. Available as licensed products and fully managed services, bcgi’s solutions power carriers and enable MVNOs with market-leading implementations of prepaid wireless, postpaid billing, wireless account funding and m-commerce. bcgi was founded in 1988 and is listed on the S&P Small Cap 600 and Russell 2000 indices. For more information, visit www.bcgi.net.

This press release contains projections or other forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 regarding the future financial performance of bcgi. These projections or statements are only predictions. Actual events or results may differ materially from those in the projections or other forward-looking statements set forth herein. Among the important factors that could cause actual events to differ materially from those in the projections or other forward-looking statements are the possibility that Financial Accounting Standard Board Statement No. 123R, “Share-Based Payment (“FAS 123R”) will be changed, amended or interpreted, thereby changing the Company’s current assessment of the impact the adoption of FAS 123R will have on the acceleration of the vesting of stock options, as well as other risk factors detailed in bcgi’s filings with the Securities and Exchange Commission, including but not limited to its Annual Report on Form 10-K and its quarterly reports on Form 10-Q. Readers are directed to those filings for a discussion of these other important risk factors concerning bcgi and its operations. bcgi is under no obligation to, and expressly disclaims any obligation to, update or alter its forward-looking statements, whether as a result of new information, future events, or otherwise.

Contact Information:

Email inquiries - investor_relations@bcgi.net

Financial Relations Board:

Joe Calabrese, Investor Inquiries (212) 827-3772